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                                                                 Exhibit 99.35

KeraVision to Develop Intacs for Possible Treatment of Keratoconus Corneal Thinning Disease

Clinical trials scheduled for five European medical sites

FREMONT, CA (January 18, 2000) -- KeraVision, Inc. (Nasdaq: KERA), developer of Intacs corneal segments for the treatment of nearsightedness, has begun clinical trials in Europe using the company's patented Intacs technology as a possible treatment for keratoconus, a progressive thinning-of-the-cornea disorder. Keratoconus affects an estimated 272,000 Americans and approximately 370,000 people in the European Union, or about one person in 1,000, according to some experts' estimates.

Intacs for keratoconus are based on the same patented technology used in KeraVision's initial product, Intacs for mild nearsightedness, or myopia, which the Food and Drug Administration approved in 1999 for sale in the U.S.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "KeraVision has been encouraged by the initial clinical results of European surgeons, led by Dr. Joseph Colin in France, who have been using Intacs in their own independent keratoconus studies. It appears that Intacs may be useful in treating not only keratoconus but other vision disorders caused by thinning of the cornea."

Keratoconus results in thinning and bulging of the cornea that can lead to blindness. Current treatments include contact lenses, nutritional therapies and corneal transplants.

"Keratoconus is a disorder that so far has eluded an effective treatment," said Joseph Colin, MD, professor and chairman of ophthalmology at Brest University, Brest, France. Dr. Colin, who in 1997 performed the world's first Intacs treatment on a keratoconus patient and has reported his clinical data at numerous medical conferences since then, added, "By building up the cornea and restoring a more natural curvature, Intacs may help prolong the ability of these patients to see with glasses and contacts and possibly delay or eliminate their need for corneal transplants. Results with Intacs are very preliminary but appear promising."

Arthur B. Epstein, OD, FAAO, who is a leading authority on keratoconus and director of contact lens services at North Shore University Hospital
- New York University School of Medicine, said, "With the increasing interest in vision correction procedures and advances in diagnostic technologies, we are finding that the incidence of corneal thinning disorders including keratoconus may be more than double what was previously thought. This is why KeraVision's leading-edge work is so important."

Intacs consist of clear, ultra-thin, precision-engineered polymers that are placed in the periphery of the cornea (the dome-shaped "window" at the front of the eye) during a brief outpatient procedure. By adding material to the eye, Intacs are designed to remove irregularities in the cornea's curvature and change the way light rays reach the retina, thereby correcting vision.

The keratoconus trials are expected to involve a total of 40 patients at five medical sites in Brest, France; Manchester, England; Munich, Germany; and two sites in Milan, Italy. Subject to clinical results, KeraVision could apply as early as this year for European approval to sell Intacs for the treatment of keratononus throughout the European Union. Plans for possible U.S. clinical trials have not been determined.

Other clinical trials involving Intacs include hyperopia
(farsightedness) studies in Europe and Phase III myopia
(nearsightedness) studies in the U.S. for a potentially wider range of correction than originally approved by the FDA. KeraVision already received FDA approval to sell Intacs for mild myopia, which affects an estimated 22 million Americans.

KeraVision, founded in 1986, is the developer of Intacs for the treatment of myopia, which was named one of "The Year's Top 10 Medical Advances" by CNN and Health magazine. Intacs, the first FDA-approved non-laser option for surgically treating mild myopia, or nearsightedness, are a safe and effective alternative to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented technology platform is also being developed for the possible treatment of other common vision problems including mild hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and technologies, and other risk factors contained in Form 10-Q for the quarter ended Sept. 30, 1999, and under the heading "Risk Factors" in the registration statement on Form S-3 dated Aug. 12, 1999, as well as in other SEC filings.

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Note to Editors: Intacs are a registered trademark or trademark of
KeraVision, Inc. in the U.S. and foreign countries

Contact:

KeraVision, Inc., Fremont
Mark Fischer-Colbrie, 510/353-3000 (Investors)
Mick Taylor, 510/353-3075 (Media)
www.keravision.com
Fax on Demand, 800/448-8559